EXHIBIT 99.1


FOR FURTHER INFORMATION:
Analysts/Investors:                           Media:
------------------                            -----
Jeffrey P. Freimark                           Susanne Marsh
Executive Vice President and CFO              Manager, Corporate Communications
(973) 890-6340                                (518) 877-0289, ext. 312
jfreimark@grandunionco.com                    smarsh@grandunionco.com
--------------------------                    -----------------------
                                              and
                                              Kimberly Kriger or Jim Fingeroth
                                              Kekst and Company
                                              (212) 521-4800


            C&S SIGNS LETTER OF INTENT TO PURCHASE GRAND UNION ASSETS
            ---------------------------------------------------------


WAYNE, NJ, OCTOBER 30, 2000 - The Grand Union Company (OTC BB: GUCO), announced today that it has entered into a letter of intent providing for the purchase by C&S Wholesale Grocers, Inc. of substantially all of the Grand Union Company's assets and business. Under the terms of the letter of intent, C&S, which is Grand Union's principal supplier, will pay slightly in excess of $300 million in cash upon closing of the transaction. Included in the assets to be acquired pursuant to the letter of intent, are approximately 185 of Grand Union's 197 stores and the Company's distribution center in Montgomery, New York. C&S intends to assign its right to purchase certain of these assets to third parties.

The closing of the transaction is subject to the signing of a definitive agreement and other customary closing conditions, including governmental antitrust approval, Bankruptcy Court approval and C&S obtaining financing pursuant to a bank commitment letter, which it expects to obtain shortly. This transaction will also be subject to higher or better bids for Grand Union's assets, which may be obtained at an auction to be held on November 16, 2000, pursuant to Bankruptcy Court procedures. Grand Union anticipates that a definitive agreement would be entered into prior to the auction.

Based on the C&S letter of intent and indications of interest received from other parties, Grand Union does not believe that any distribution will be made to its shareholders or warrant holders following the completion of the sale process or pursuant to a chapter 11 reorganization plan.


Grand Union filed a voluntary chapter 11 petition in the U.S. Bankruptcy Court in Newark, New Jersey on October 3, 2000, with the stated intention to facilitate the planned sale of the Company and provide for additional funding during the sale process.

Grand Union operates 197 retail food stores in Connecticut, New Jersey, New York, Pennsylvania and Vermont.

Some of the matters discussed herein are "forward-looking statements" within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For additional information about the Company and its various risk factors, please see the

Company's most recent form 10-K for the fiscal year ended April 1, 2000, as filed with the Securities and Exchange Commission on June 30, 2000, and form 10-Q for the fiscal quarter ended July 22, 2000, as filed with the Securities and Exchange Commission on September 1, 2000.




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